Exhibit 97

BJ’S RESTAURANTS, INC.

COMPENSATION CLAWBACK POLICY

Purpose

This Compensation Clawback Policy (the “Policy”) has been adopted by the Board of Directors of BJ’s Restaurants, Inc. (the “Company”) in accordance with the applicable rules of The Nasdaq Stock Market (the “Nasdaq Rules”), Section 10D and Rule 10D-1 (“Rule 10D-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Policy provides for the recovery of certain types of Incentive compensation from our executive officers and other specified executives in the event of a Restatement (as defined below). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in “Definitions,” below.

Administration of Policy

This Policy shall be administered by the Compensation Committee of the Board of Directors of the Company (if composed entirely of independent directors); provided, however, the Board of Directors may elect to have the Policy administered by a majority of the independent directors serving on the Board, or any other committee or subcommittee of the Board of Directors consisting entirely of independent directors (in any case, the “Committee”).

The Committee shall have full and exclusive power to administer this Policy and to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with Nasdaq Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or Nasdaq promulgated or issued in connection therewith. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Executive Officers.

Definitions

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

“Clawback Period” means, with respect to any Restatement, the three (3) completed fiscal years of the Company immediately preceding the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare Restatement. If the Company changes its fiscal year, any transition period of less than nine months within or immediately following the three completed fiscal years shall be included in the Clawback Period.

“Eligible Incentive Compensation” means all Incentive Compensation Received by an Executive Officer (i) on or after December 1, 2023, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive Compensation (whether or not such Executive Officer is serving at the time the Recoverable Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed under the Exchange Act, and (v) during the applicable Clawback Period.

“Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S- K, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

“Financial Reporting Measure” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, this Policy applies to all Incentive Compensation paid to an Executive Officer, regardless of whether such Executive Officer is employed and/or paid by the Company or a direct or indirect subsidiary of the Company.

“Received” means, with respect to any Incentive Compensation, actual or deemed receipt. Incentive Compensation is deemed “received” in the fiscal period during which the applicable Financial Reporting Measure is attained, even if it is contingent upon the occurrence of other events and even if the payment or grant of the Incentive Compensation occurs after the end of the fiscal period.

“Recoverable Compensation” means, with respect to each Executive Officer in connection with a Restatement, the amount of Eligible Incentive Compensation that exceeds the amount of Incentive Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

“Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable federal securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

“SEC” means the U.S. Securities and Exchange Commission.

Recovery of Recoverable Compensation

In the event of a Restatement, the Company will reasonably promptly recover the Recoverable

Compensation Received in accordance with Nasdaq Rules and Rule 10D-1 as follows:

1. In the event of a Restatement, the Committee shall determine the amount of any Recoverable Compensation Received by each Executive Officer and shall promptly deliver to each Executive Officer a written notice of the amount of any Recoverable Compensation and a demand for repayment or return of such Recoverable Compensation, as applicable.

2. For Incentive Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Recoverable Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement: (i) the amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Restatement on the Company’s stock price or total shareholder return upon which the Incentive Compensation was Received, and (ii) the Company shall maintain documentation of the determination of such reasonable estimate and, if required by Nasdaq Rules or other applicable laws, provide the relevant documentation as required to Nasdaq.

3. The means of recovering Recoverable Compensation shall be determined by the Committee in its discretion based on the relevant facts and circumstances. Notwithstanding the foregoing, except as specifically provided below, in no event may the Company accept an amount that is less than the amount of Recoverable Compensation in satisfaction of an Executive Officer’s obligations under this Policy.

4. If an Executive Officer has previously reimbursed the Company for any Recoverable Compensation Received, the reimbursed amount shall be credited against the amount of Recoverable Compensation that is subject to recovery under this Policy.

5. If an Executive Officer fails to repay all Recoverable Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Recoverable Compensation from such Executive Officer. In the event an Executive Officer fails to repay all Recoverable Compensation, the Executive Officer shall be required to reimburse the Company for any and all costs and expenses reasonably incurred (including legal fees) by the Company in recovering such Recoverable Compensation.

Notwithstanding anything in this Policy to the contrary, the Company shall not be required to take the actions contemplated by paragraphs 1 through 5 above if (i) the Committee determines that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered and the Committee determines that recovery would be impracticable; provided, however, before making this determination, the Company must make a reasonable attempt to recover the Recoverable Compensation, documented such attempt(s) and provided such documentation to Nasdaq, or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

Disclosure of Policy

The Company shall file all disclosures with respect to this Policy required by applicable law, including, without limitation, SEC rules.

No Indemnification

The Company may not insure or indemnify any Executive Officer against the loss of any Recoverable Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or any claims relating to the Company’s enforcement of its rights under this Policy.

The Company shall not (i) exempt or agree to exempt from this Policy any Incentive Compensation that is granted, paid or awarded to an Executive Officer or (ii) waive or agree to waive any right to recovery of any Recoverable Compensation. This Policy shall supersede any agreement (whether entered into before, on or after the Effective Date of this Policy) that would violate the restrictions described in clauses (i) and (ii) above.

Amendment of Policy

The Committee may amend this Policy from time to time in its discretion and as it deems necessary. Notwithstanding anything in this Policy to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company in connection with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Nasdaq Rules.

Applicability; Non-Exclusive Remedy

This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or Nasdaq, their beneficiaries, heirs, executors, administrators or other legal representatives.

Regardless of whether any reference to this Policy is contained therein, any employment agreement, award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy.

Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, award agreement, compensatory plan, agreement or other arrangement.

Adopted as of September 13, 2023.

ATTESTATION AND ACKNOWLEDGEMENT OF

COMPENSATION CLAWBACK POLICY

By my signature below, the undersigned acknowledges and agrees that:

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The undersigned has received and reviewed the attached Compensation Clawback Policy (this “Policy”) of BJ’s Restaurants, Inc. (the “Company”).

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The undersigned agrees to abide by all of the terms of this Policy both during and after the undersigned’s employment with the Company, including, without limitation, by promptly repaying or returning any Recoverable Compensation (as defined in the Policy) to the Company as determined in accordance with this Policy.
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The undersigned understands and agrees that regardless of whether any reference to this Policy is contained therein, any employment agreement, award agreement, compensatory plan or any other agreement or arrangement with the undersigned shall be deemed to include, as a condition to the grant or receipt of any benefit thereunder, an agreement by the undersigned to abide by the terms of this Policy.

Signature:

Name:

Date: